EXHIBIT 99
First Franklin Corporation
4750 Ashwood Drive Cincinnati, Ohio 45241
(513) 469-5352 Fax (513) 469-5360
October 13, 2006
Cincinnati, Ohio
First Franklin Corporation (FFHS) Announces Earnings
First Franklin Corporation (FFHS, Nasdaq), the parent of Franklin Savings and Loan Company, Cincinnati, Ohio today announced net income of $69,000 ($0.04 per basic share) for the third quarter of 2006 and $824,000 ($0.49 per basic share) for the nine months ended September 30, 2006. This compares to earnings of $248,000 ($0.15 per basic share) for the third quarter of 2005 and $970,000 ($0.59 per basic share) for the nine months ended September 30, 2005.
Net interest income before the provision for loan losses increased to $1.69 million during the third quarter of 2006 compared to $1.61 million for the third quarter of 2005, but the provision for loan losses increased to $230,000 for the current quarter from $66,000 for the quarter ended September 30, 2005. The loan loss provision for the current nine month period was $346,000 compared to $153,000 for the nine months ended September 30, 2005.The increase in the provision reflects the estimated potential future losses on two commercial real estate loans made in previous periods.
Franklin Savings has eight locations in Greater Cincinnati. The Corporation’s common stock is traded on the NASDAQ Global Market under the symbol “FFHS”.

CONTACT:	Thomas H. Siemers
President and CEO
(513) 469-5352